Exhibit 19.1

BLOOMIN’ BRANDS, INC.
INSIDER TRADING POLICY LG03

PURPOSE AND SCOPE

It is illegal under federal securities laws for anyone to purchase or sell securities of Bloomin’ Brands, Inc. (“Bloomin’ Brands” or the “Company”) or any other public company while aware of, or in possession of, material nonpublic information about Bloomin’ Brands or such other public company. It is also illegal to disclose that kind of information to others who may trade in the securities of Bloomin’ Brands or other public companies.

The penalties for illegal insider trading are severe, and insider trading violations are pursued vigorously by federal and state law enforcement, including the Securities and Exchange Commission (the "SEC") and the U.S. Department of Justice. Under the Insider Trading and Securities Fraud Enforcement Act of 1988, individuals trading on, or tipping material nonpublic information are subject to the following penalties:

•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5 million (no matter how small the profit gained or loss avoided); and
•A jail term of up to 20 years.

The Company’s Board of Directors has adopted this Insider Trading Policy (“Policy”) to promote compliance with federal and state securities laws, to prevent improper insider trading and to help our employees avoid the consequences associated with insider trading violations and the misuse of material nonpublic information. In addition, this Policy is intended to help prevent even the appearance of improper conduct on the part of anyone employed by or associated with Bloomin’ Brands, not just so-called “insiders.”

This Policy applies to all directors and employees of Bloomin’ Brands, its subsidiaries and controlled affiliates and their immediate family members. Directors and officers that are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and employees identified from time to time on the attached Exhibit A (“Designated Employees”) will be asked to sign a certification promising compliance with this Policy and to certify on an annual basis to continued compliance. All other employees will be informed of this Policy periodically and are expected to comply with it.

Violations of this Policy could lead to discipline by Bloomin’ Brands, which may include termination of employment or ineligibility to participate in Bloomin’ Brands’ incentive plans, as well as civil or criminal liability and other serious damage to one’s reputation and career. Transactions that may be necessary or justifiable for independent reasons (such as the need for funds for an emergency expenditure) do not excuse noncompliance with this Policy.

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 1 of 6

If securities transactions ever become the subject of scrutiny, they are likely to be viewed “after the fact,” with the benefit of hindsight. As a result, before engaging in any transaction, directors and employees should carefully consider how a transaction may be construed in the bright light of hindsight. In the event of any questions or uncertainties about this Policy, please seek assistance from the Company’s Chief Legal Officer.

POLICY

Prohibitions on Insider Trading and Treatment of Information— Applicable to Directors and All Employees

If a director or employee is aware of, or in possession of, material nonpublic information regarding the Company, he or she may not trade directly or indirectly in the Company’s securities or disclose (“tip”) any such information to another person until the information becomes public or is no longer material. Similarly, if a director or employee is aware of, or in possession of, material nonpublic information concerning any other publicly held company as a result of his or her employment or relationship with Bloomin’ Brands, he or she may not trade directly or indirectly in the securities of any such company or tip any such information to another person until the information becomes public or is no longer material.

An exercise of an option for cash is not subject to the prohibition in this Policy on trading while in possession of material, non-public information. However, securities acquired upon any option exercise cannot be sold except in compliance with this Policy. Further, the prohibition in this Policy on trading while in possession of material, non-public information does not apply to the exercise of a stock withholding right pursuant to which an employee elects to have the Company withhold shares (whether pursuant to an option exercise or the vesting of restricted shares).

All material information that has not been publicly disseminated should be distributed within Bloomin’ Brands strictly on a “need-to-know” basis. No director or employee is permitted to disclose such information without a corporate purpose or to use such information to his or her advantage or for the benefit of others.

Definition of Material Information

The materiality of a fact depends upon the circumstances. In general, a fact about a company is considered “material” if a reasonable investor would consider it important in deciding to buy, hold or sell that company’s securities. In short, any information that could reasonably affect the price of Bloomin’ Brands stock is material to Bloomin’ Brands. Both positive and negative information may be material.

Examples of material information include, but are not limited to:

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 2 of 6

•Earnings guidance and any change to previously announced guidance;
•Annual and quarterly financial or same store sale results, including preliminary results;
•Events that could result in restating financial information;
•Major management changes;
•A change in auditors;
•A large cyber event, data breach or similar incident impacting the Company;
•Certain proposed acquisitions, dispositions or joint ventures;
•The acquisition or loss of a significant supplier or substantial change in a material supplier relationship;
•Dividend actions and stock splits;
•The establishment of a repurchase program for the Company's securities;
•Pending or threatened litigation or the resolution thereof; and
•Significant financing developments.

Nonpublic Information

Nonpublic information is information that has not yet been made public by Bloomin’ Brands. Information is only considered public when Bloomin’ Brands makes an official announcement and the investing public has had an adequate opportunity to see or hear it. As a result, information is not generally deemed public until after the second full trading day after the information has been released. For example, if the Company were to make an announcement before the market opens on a Monday, you are not permitted to trade in Bloomin’ Brands securities until Wednesday. If the Company were to make an announcement after the market opens on Monday (whether during the trading day or after the market closes), you are not permitted to trade in Bloomin’ Brands securities until Thursday.

Trading Suspensions

In addition to any other restrictions or procedures described in this Policy, the Company may suspend trading by specified persons (including persons not identified as Designated Employees) or at specified times because of developments known to Bloomin’ Brands and not yet disclosed to the public or may require pre-clearance during a trading window for persons other than directors and Section 16 Officers. If you are advised that you may not trade in Bloomin’ Brands securities, you may not engage in any trade of any type under any circumstances, nor may you inform anyone that you have been advised that you may not trade. You should not expect to be told of the reason why you may not trade.

Additional Restrictions Applicable to Directors, Section 16 Officers and Designated Employees

To help prevent inadvertent violations of the federal securities laws and avoid the appearance of improper transactions which could result, for example, if a director, Section 16 Officer or Designated Employee engages in a trade while unaware of a pending major development, Bloomin’ Brands has implemented the following restrictions and procedures for all trades by directors,

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 3 of 6

Section 16 Officers and Designated Employees.

If you are subject to these additional restrictions and procedures, your immediate family members are also subject to them. For purposes of this Policy, immediate family members include your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Bloomin’ Brands securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Bloomin’ Brands securities). In addition, partnerships in which you are the general partner, trusts of which you are a trustee, and estates of which you are an executor must also comply with this Policy.

These additional restrictions and procedures also apply to gifts, stock option exercises and sales of stock acquired on exercise of options, as indicated below.

Trading Windows

Except pursuant to a pre-approved Rule 10b5-1 trading plan (described below), directors, Section 16 Officers and Designated Employees may not trade (which includes sales of stock acquired upon exercise of options but does not include stock option exercises) in Bloomin’ Brands securities except during a “trading window.” Pre-clearances described below will not be granted for trades except during a trading window. A trading window generally commences after two full trading days (days that the primary exchange on which the Company’s shares are traded is open) have elapsed following Bloomin’ Brands release of quarterly or annual earnings but could be delayed. The Company will advise you of the date that a trading window will open. Trading windows following the release of the Company’s earnings for the first, second and third quarters of each year end on the last day of the first week of the third period of the quarter in which the earnings release occurs. The trading window following the release of the Company’s earnings for the fourth quarter of each year ends on the last day of the first week of the third period of the quarter in which the earnings release occurs or, if later, five trading days after the trading window commences. The safest period for trading in Bloomin’ Brands securities, assuming the absence of material nonpublic information, is generally the first five trading days of a trading window. The Company recommends that directors, Section 16 Officers and Designated Employees execute any trades in Bloomin’ Brands securities during the first five trading days of a trading window.

Pre-clearance Policy

Directors and Section 16 Officers must obtain pre-clearance from the Company’s Chief Legal Officer for all transactions (which includes gifts, stock option exercises and sales of stock acquired on exercise of options) in Bloomin’ Brands stock. A person in one of these categories contemplating a transaction should contact the Chief Legal Officer at least three (3) business days in advance to pre-clear a trade.

If you receive pre-clearance for a trade, you may buy or sell the security within five (5) business days after clearance is granted, but only if you are not aware of material nonpublic information

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 4 of 6

and only if it is during a trading window. If for any reason the trade is not completed within five (5) business days, pre-clearance must be obtained again before Bloomin’ Brands securities may be traded.

If, after requesting pre-clearance, you are advised that you may not trade in Bloomin’ Brands securities, you may not engage in any trade of any type under any circumstances, nor may you inform anyone that you have been advised that you may not trade. You should not expect to be told of the reason why pre-clearance was not granted.

Designated Employees that are not directors or Section 16 Officers are not required to obtain pre-clearance for trades unless informed otherwise – see Trading Suspensions above. However, Designated Employees are limited to trading during the “trading window” described above.

Rule 10b5-1 Trading Plans; Pre-Clearance Policy for Rule 10b5-1 Trading Plans

Notwithstanding the general prohibition against trading while aware of, or in possession of, material nonpublic information, directors and employees of Bloomin’ Brands may execute trades in Bloomin’ Brands securities at any time if such trades are pursuant to a prearranged written trading contract, instruction or program that: (a) complies with Rule 10b5-1 of the Securities Exchange Act of 1934; (b) is entered into at a time when such employee is not aware of, or in possession of, any material nonpublic information and signs a certification to that effect, (c) is approved by Bloomin’ Brands’ Chief Legal Officer or his/her designee, and (d) is entered into and operated in good faith (“10b5-1 Plan”).

Directors, Section 16 Officers and Designated Employees may not implement a 10b5-1 Plan without prior clearance from the Chief Legal Officer. You should seek pre-clearance of your plan from the Chief Legal Officer at least one (1) week in advance of the time you plan to enter into it. You may only enter into a 10b5-1 Plan when you are not aware of, or in possession of, material nonpublic information. Trades made pursuant to the plan will not require additional pre-clearance. For directors and Section 16 Officers, 10b5-1 Plans should provide that the broker will advise the Company of all transactions made under the plan, since such transactions need to be promptly reported on Form 4.

Pledges and Margin Accounts

Directors, Section 16 Officers and Designated Employees may not hold Bloomin’ Brands securities in a margin account and may not pledge Bloomin’ Brands securities as collateral for a loan.

Trading in Derivatives and Other Hedging Transactions

Directors, Section 16 Officers and Designated Employees may not engage in short sales or invest in other kinds of hedging transactions or financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 5 of 6

decrease in the market value of Bloomin’ Brands securities.

Company Assistance

Any questions regarding this Policy in general or the application of this Policy to a particular case should be directed to Bloomin’ Brands’ Chief Legal Officer. All employees should remember that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the individual and will require the exercise of his or her best judgment.

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 6 of 6

EXHIBIT A
Designated Employees

•All members of Executive Leadership Team (ELT)
•All executive assistants to ELT members
•All employees at level of Vice President or above
•All members of Human Resources Department involved in the administration of the Company’s stock plans
•All Directors and above in Human Resources Department
•All Directors and above in Corporate Communications Department
•All Directors and above in Supply Chain Department
•All Managers and above in Finance & Accounting Department
•All Managers and above in IT Department
•All employees receiving Bloomin’ Brands company-wide or Outback Steakhouse concept- wide sales reports
•All Outback Steakhouse Management at level of RVP or above
•All employees who attend or receive Disclosure Committee materials

The Company’s Compliance and Culture Steering Committee, as successor to the Compliance Steering Committee, is authorized to add categories of employees to the list above, as necessary.

Amended: April 12, 2017, February 12, 2019, April 17, 2020, Sept 09, 2021, February 7, 2023, October 9, 2023 Initial Effective Date: July 29,2014	Page 7 of 6